EXHIBIT 99-23.a.13

WILSHIRE MUTUAL FUNDS, INC.
ARTICLES OF AMENDMENT

Wilshire Mutual Funds, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the “corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:   The charter of the corporation is hereby amended to provide that the  shares of authorized capital stock of the Corporation currently designated as the “Dow Jones Wilshire 5000 Index Portfolio” series is hereby changed to and redesignated as the “Wilshire 5000 IndexSM Fund” series.

SECOND:    The foregoing amendment to the charter of the corporation was approved by a majority of the entire Board of Directors of the corporation and the amendment to the charter is limited to changes expressly permitted by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by stockholders.

IN WITNESS WHEREOF, Wilshire Mutual Funds, Inc. has caused these presents to be signed in its name and on its behalf of the 28th day of April, 2009 by its duly authorized officers, who acknowledge that these Articles of Amendment are the act of the corporation and that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects and that this statement is made under the penalties of perjury.

WILSHIRE MUTUAL FUNDS, INC. By: /s/ Lawrence E. Davanzo Name: Lawrence E. Davanzo Title: President
WITNESS: By: /s/ Helen Webb Thompson Name: Helen Webb Thompson Title: Secretary

ADDRESS: Wilshire Associates Incorporated 1299 Ocean Avenue, Suite 700 Santa Monica, CA 90401